Exhibit 99.1

June 15, 2004	Contact Information:
For Immediate Release	Thomas J. Jansen
Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Fourth Quarter and Fiscal Year 2004 Results

MILWAUKEE, WI – June 15, 2004

Rexnord Corporation, a leading manufacturer of highly engineered mechanical power transmission components, today reported its fourth quarter and fiscal year 2004 summary results.  Net sales for the fourth quarter ended March 31, 2004 were $207.6 million, up $17.7 million or 9.3% from sales of $189.9 million reported in the fourth quarter of fiscal 2003.  Sales in the current quarter were favorably impacted from changes in currency exchange rates of $10.6 million principally related to the Euro, from those in effect during the fourth quarter of last year.  On a constant currency basis, sales in the fourth quarter of fiscal 2004 increased $7.1 million or 3.8% from the fourth quarter of the prior year. Net income improved in the fourth quarter to $11.0 million as compared to last year’s fourth quarter net income of $8.9 million.

Sales for the fiscal year ended March 31, 2004 were $712.8 million as compared to $721.8 million for the same period of fiscal 2003. Sales in fiscal 2004 were favorably impacted from changes in currency rates by $34.1 million, principally related to the Euro, from those in effect during fiscal 2003.  On a constant currency basis, sales in fiscal 2004 declined by $43.1 million, or 6.0% from the same period in the prior year. Net income was $14.2 million in fiscal 2004 compared to $29.9 million in fiscal 2003; however, the prior year includes income from operations and interest expense of the Rexnord Group (our predecessor) for the period from April 1, 2002 to November 25, 2002.

During most of calendar 2003, a poor economic environment caused several North American industrial distributor customers to reduce the amount of inventory they hold in stock.  This reduction in inventory levels among distributors had a negative impact on sales to that channel in the first three quarters of fiscal 2004.  Based on internal data and data received from the larger industrial distributor customers, the Company estimates the impact of the decline in inventory held in the distribution channel during fiscal 2004 contributed to approximately one-third of the overall sales decline of $43.1 million (on a constant currency basis) from fiscal 2003. The economic environment began to improve during the latter half of the third fiscal quarter and into the fourth quarter resulting in an increase in order rates across nearly all of the Company’s product lines.  Orders in this year’s fourth quarter were 13% ahead of the fourth quarter last year as well as 11% ahead of third quarter orders.  This improvement was the primary driver for the fourth quarter sales increase of 9.3% over the fourth quarter of the prior year.

Gross profit margin in the fourth quarter was 34.1%, up from 32.3% in the third quarter but down from last year’s fourth quarter margin of 36.0%.  The decline in this year’s fourth quarter margin from the prior year was the result of unfavorable product mix and higher overtime costs.  Selling, general and administrative expense (“SG&A”) in the fourth quarter of fiscal 2004 was $39.7 million, up $1.6 million from the fourth quarter in fiscal 2003; however, the entire amount of the increase was due to changes in currency exchange rates. SG&A expense declined as a percent of sales in the fourth quarter from 20.1% of sales last year to 19.1% in the current year.  For fiscal year 2004, gross profit margin was 31.9%, down

2.6% from last year, primarily due to lower sales on a currency-adjusted basis and unfavorable trade channel mix that adversely affected gross margin by $3.0 million. SG&A expense was $148.1 million during fiscal 2004, down $7.9 million from last year’s $156.0 million. The reduction in SG&A expense was largely the result of cost controls in fiscal 2004 including a reduction of approximately 165 employees in SG&A staff positions during the year as compared to fiscal 2003. On a constant exchange rate basis, SG&A expenses declined in fiscal 2004 by $15.8 million, or 10.1% as compared to the same period in the prior fiscal year.

Income from operations for the fourth quarter of fiscal year 2004 was $28.0 million compared to $26.7 million in the same quarter of fiscal 2003.  Included in income from operations in this year’s fourth quarter was a $1.0 million curtailment gain related to the elimination of postretirement benefits for certain employees and restructuring costs of $0.5 million.  For the year, income from operations was $69.4 million as compared to $82.3 million in the prior year.  Interest expense was $11.3 million for the current quarter, down $0.5 million from $11.8 million in last year’s fourth quarter. For the year, interest expense was $45.4 million as compared to $29.3 million in fiscal 2003.

Adjusted EBITDA for the fourth quarter ended March 31, 2004 was $39.0 million, an increase of $2.1 million over last year’s fourth quarter EBITDA of $36.9 million. The increase in fourth quarter EBITDA was primarily due to higher sales on a constant exchange rate basis. Adjusted EBITDA for fiscal 2004 was $110.8 million compared to $125.6 million in the prior year.  The $14.8 million decline in fiscal 2004 EBITDA was primarily the result of lower sales of $43.1 million on a constant exchange rate basis.  A reconciliation of EBITDA and Adjusted EBITDA (non-GAAP financial measures) to net income, the most comparable GAAP figure, is provided in the supplemental pages to this release.

As of March 31, 2004, the Company had total debt of $550.8 million and cash on hand of $21.8 million.

Bob Hitt, Rexnord’s Chief Executive Officer, said, “I am pleased to report on two fronts.  First, we met our fourth quarter commitment to produce EBITDA exceeding last year.  Our fourth quarter EBITDA was $39.0 million, ahead of last year’s $36.9 million.  Second, and perhaps more importantly, the upturn in order rates that we saw in the latter half of our December quarter has continued through our fourth quarter and continues today.  Also, the de-stocking of inventory at our distributors that occurred during the first nine months of this fiscal year did not continue in the fourth quarter. In fact, it appears some of that reduction trend was reversed in the fourth quarter.

While fiscal 2004 was a difficult year, we aggressively repositioned our cost base through focused cost reductions and improved internal processes that are a function of our Rexnord Business System implementation. We expect that the combination of growth in our top line with the significant reductions we made to our cost base during this past year should provide improved operating leverage as we enter our fiscal 2005.  For fiscal 2005, we continue to focus on growing our business where we have a sustainable competitive advantage, implementing RBS, continuing our cost reduction initiatives and improving cash flow. We expect that EBITDA in the first quarter of fiscal 2005 will be substantially higher than last year’s first quarter EBITDA of $19.9 million.”

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as indicators of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is a supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” debt securities because it is a common measure of the ability to meet debt service obligations.  Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  See the Consolidated Statements of Cash Flow included in the financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments noted in the reconciliation table.  Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below.  Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  See the Consolidated Statements of Cash Flow included in the financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading worldwide manufacturer of mechanical power transmission components.  The company has over 4,800 employees located at more than 30 manufacturing facilities worldwide.  Rexnord products are sold around the world by over 200 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.  For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will discuss its third quarter results on a conference call on June 16, 2004 at 10:00 a.m. Eastern.  Robert A. Hitt, CEO and Thomas J. Jansen, CFO will conduct the call.  The conference call can be accessed via telephone as follows:

Domestic toll-free #	1-800-915-4836
International toll #	1-973-317-5319

Lines will be muted until Rexnord completes its comments on the results.  Thereafter, a question and answer session will commence.

This conference call will be recorded with a replay period of one week.

Replay domestic toll-free #	1-800-428-6051 (through June 23, 2004)
Replay international toll #	1-973-709-2089
Replay access code	336226

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s report on Form S-4 filed on May 15, 2003 and reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Operations

(dollars in millions)

			Fiscal Years Ended
				Company	Predecessor	Combined
	Fourth Quarter Ended		Year Ended	From Inception (Nov. 25, 2002)	Period from April 1, 2002 through	Year Ended
	March 31, 2004	March 31, 2003	March 31, 2004	through March 31, 2003	November 24, 2002	March 31, 2003

Net sales	$207.6	$189.9	$712.8	$252.5	$469.3	$721.8
Cost of sales	136.9	121.6	485.4	162.1	310.5	472.6
Gross profit	70.7	68.3	227.4	90.4	158.8	249.2

Selling, general and administrative expenses	39.7	38.1	148.1	52.9	103.1	156.0
Restructuring and other similar costs	0.5	—	2.6	—	7.5	7.5
Income from litigation settlement		—	—	—	(2.3)	(2.3)
Curtailment (gain)	(1.0)	—	(6.6)	—	—	—
Amortization of intangibles	3.5	3.5	13.9	4.6	1.1	5.7
Income from operations	28.0	26.7	69.4	32.9	49.4	82.3

Non-operating income (expense):
Interest expense	(11.3)	(11.8)	(45.4)	(16.3)	(13.0)	(29.3)
Other income (expense), net	1.0	0.1	(1.1)	(0.5)	(0.1)	(0.6)
Income before income taxes	17.7	15.0	22.9	16.1	36.3	52.4

Provision for income taxes	6.7	6.1	8.7	6.5	16.0	22.5
NET INCOME	$11.0	$8.9	$14.2	$9.6	$20.3	$29.9

RBS Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in millions)

	March 31, 2004	March 31, 2003

Assets
Current assets:
Cash	$21.8	$37.2
Receivables, net	120.2	119.0
Inventories	134.7	134.6
Deferred income taxes	—	4.7
Other current assets	14.6	13.5
Total current assets	291.3	309.0

Property, plant and equipment, net	270.2	277.9
Intangible assets, net	125.2	139.0
Goodwill	582.1	563.5
Other assets	30.3	24.8
	$1,299.1	$1,314.2

Liabilities and stockholders’ equity
Current liabilities:
Trade payables	$72.9	$57.7
Income taxes payable	4.8	9.2
Deferred income taxes	6.4	-
Compensation and benefits	29.3	30.4
Current portion of long-term debt	2.0	2.4
Other current liabilities	42.1	61.7
Total current liabilities	157.5	161.4

Long-term debt	548.8	578.1
Pension obligations	92.7	88.6
Postretirement benefit obligations	43.9	50.2
Deferred income taxes	49.7	59.3
Other liabilities	7.4	1.6
Total liabilities	900.0	939.2

Commitments and contingent liabilities

Stockholders’ equity:
Common stock, $.01 par value; authorized 5,000,000; issued and outstanding 3,595,001 shares	0.1	0.1
Additional paid in capital	359.4	359.4
Accumulated other comprehensive income	15.8	5.9
Retained earnings	23.8	9.6
Total stockholders’ equity	399.1	375.0
	$1,299.1	$1,314.2

RBS Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

			Predecessor
	Year ended March 31, 2004	Period from November 25, 2002 through March 31, 2003	Period from April 1, 2002 through November 24, 2002
Operating activities
Net income (loss)	$14.2	$9.6	$20.3
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Depreciation	31.5	10.2	23.2
Amortization of intangibles	13.9	4.6	1.0
Amortization of deferred financing fees	3.4	1.0	—
Non-cash gain on pension and OPEB curtailment	(6.6)	—	—
Deferred income taxes	2.9	(1.3)	0.4
(Gain) loss on dispositions of fixed assets	(0.9)	—	0.3
Noncash restructuring charges	—	—	0.1
Changes in operating assets and liabilities:
Receivables	5.0	(9.6)	(32.9)
Inventories	1.3	3.0	(2.8)
Other assets	(1.6)	(0.5)	(0.7)
Trade payables	12.0	—	(28.3)
Trading balances with affiliates	—	—	(8.4)
Accruals and other liabilities	(30.1)	34.1	0.8
Cash provided by (used for) operating activities	45.0	51.1	(27.0)

Investing activities
Acquisition of Rexnord Group	(10.4)	(913.5)	—
Expenditures for property, plant and equipment	(22.1)	(6.9)	(11.8)
Proceeds from dispositions of fixed assets	1.8	0.4	0.6
Cash used for investing activities	(30.7)	(920.0)	(11.2)

Financing activities
Net borrowings (repayments) of long-term debt	(30.1)	(14.7)	0.2
Proceeds from issuance of long-term debt	—	587.0	—
Payment of financing fees	(1.1)	(25.5)	—
Capital contribution	—	359.5	—
Net increase (decrease) in funding balances with affiliates	—	—	16.2
Cash provided by (used for) financing activities	(31.2)	906.3	16.4
Effect of exchange rate changes on cash	1.5	(0.1)	0.1
Increase (decrease) in cash	(15.4)	37.3	(21.7)
Cash (overdraft) at beginning of period	37.2	(0.1)	21.6
Cash (overdraft) at end of period	$21.8	$37.2	$(0.1)

Reconciliation of EBITDA and Adjusted EBITDA

(Unaudited)

	Fourth Quarter Ended March 31,		Year Ended March 31,
(in millions)	2004	2003	2004	2003
				Pro forma
Net income	$11.0	$8.9	$14.2	$29.9
Interest expense, net	11.3	11.8	45.4	29.3
Provision for income taxes	6.7	6.1	8.7	22.5
Depreciation and amortization	11.5	10.2	45.4	39.0
EBITDA	40.5	37.0	113.7	120.7

Adjustments to EBITDA(1):
Restructuring and other similar costs	0.5	—	2.6	7.5
Less: Curtailment gain	(1.0)	—	(6.6)
Other income (expense), net	(1.0)	(0.1)	1.1	0.6
Eliminate impact of litigation settlement income	—	—	—	(2.3)
Eliminate results related to the P4 product line	—	—	—	0.7
Subtotal Adjustments to EBITDA	(1.5)	(0.1)	(2.9)	6.5

Pro Forma Expenses(2):
Additional insurance costs	—	—	—	(1.1)
Additional accounting and finance costs	—	—	—	(0.4)
Additional pension and other post-employment benefit costs	—	—	—	(2.4)
Additional management and board of director costs	—	—	—	(0.3)
IT costs and licenses	—	—	—	(0.1)
Annual costs savings from management reorganization	—	—	—	2.7
Subtotal Pro Forma Expenses	—	—	—	(1.6)

Total Adjustments	(1.5)	(0.1)	(2.9)	4.9
Adjusted EBITDA	$39.0	$36.9	$110.8	$125.6

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, other income (expense), nonrecurring items and pro forma expenses.  Restructuring expenses related to our predecessor’s restructuring program during the period from April 1, 2002 through November 24, 2002 was $7.5 million. Other income (expense) for the three months and fiscal year ended March 31, 2004 consists of:  (i) a mark-to-market unrealized gain (loss) adjustment on a foreign currency exchange contract of $1.2 million and $0.0 million, respectively; (ii) a gain on sale of fixed assets of $0.3 million and $0.9 million, respectively; and (iii) management fees of ($0.5) million and ($2.0) million, respectively.  Nonrecurring items include the following: (i) a curtailment gain of $5.6 million in the quarter ended December 31, 2003 related to the modification of a pension plan, (ii) a curtailment gain of $1.0 million in the quarter ended March 31, 2004 related to the elimination of postretirement benefits for certain active employees, (iii) a one-time gain of $2.3 million related to a litigation settlement in the quarter ended June 30, 2002, and (iv) losses related to the operating results of the Hansen P-4 product line, which has been retained by our former parent company, Invensys plc, for the quarter and nine months ended December 31, 2002.

(2)         Pro Forma Expenses

As a result of the acquisition of the Rexnord Group from Invensys plc, we expect to incur additional costs associated with operating Rexnord Corporation as a separate entity from Invensys. Specifically, these additional costs include costs associated with insurance, accounting and finance, pension and other post-employment matters, our new management and board of directors and information and technology and licenses. Because management believes that, post-acquisition, these additional costs will be incurred by the Company, management believes its estimates of what these costs would have been for the periods related to our predecessor discussed below is important to an investor’s understanding of what our historical financial condition and results of operations would have been had we operated as a stand-alone business then as well as to understand how our future financial condition and results of operations are likely to differ from the past.

•                  Based on the increases we made in our insurance coverage amounts, additional insurance costs that would have been incurred for the year ended March 31, 2003 is estimated to be $1.1 million.

•                  Based on the reporting requirements of the senior credit agreement and the indenture and the internal audit function required for corporate governance purposes, additional accounting and finance costs that would have been incurred for the year ended March 31, 2003 is estimated to be $0.4 million.

•                  Based on reductions we made in the discount rate used to calculate the present value of post-retirement obligations and in the long-term rate of return on plan assets, our net period benefit cost for pension and other post-retirement benefits will increase by approximately $3.6 million on an annual basis, and additional pension and post-employment costs that would have been incurred for the year ended March 31, 2003 is estimated to be $2.4 million.

•                  Based on our need to establish independent corporate governance procedures and establish a new board of directors, the additional corporate governance costs that would have been incurred for the year ended March 31, 2003 is estimated to be $0.3 million.

•                  Based on additional increases in license fees for software products resulting from us no longer participating in the Invensys group licenses and having to enter into our own license arrangements with various software vendors, additional license and technology costs that would have been incurred for the year ended March 31, 2003 is estimated to be $0.1 million.

•                  As a result of the implementation of post-acquisition initiatives, we expect to realize approximately $4.0 million in annualized additional cost savings relating to management restructuring during fiscal year 2003.  We estimate that $2.7 million of these savings would have affected the year ended March 31, 2003.